EXHIBIT 99.1

Apollo Gold Provides Update on Project Financing
Facility for the Black Fox Project

Denver, Colorado – February 13, 2009 - Apollo Gold Corporation ("Apollo" or the "Company") (TSX: APG) (AMEX: AGT) wishes to provide an update respecting the senior project facility agreement relating to its 100% owned Black Fox project ("Black Fox Project") located near Timmins, Ontario, Canada.

As previously announced (see Apollo press release dated December 11, 2008), Apollo retained Macquarie Bank Ltd. ("Macquarie") and RMB Resources Inc. ("RMB") as joint arrangers and underwriters (the "Banks") for the Black Fox Project finance facility ("Project Facility").  On December 10, 2008, Apollo and the Banks completed a US $15 million bridge facility ("Bridge Facility") to ensure that development of the open pit mine and the upgrade of the mill would continue on schedule.  At this time, Apollo has utilized US $13.8 million of the Bridge Facility to advance the Black Fox Project.  As a part of such Bridge Facility, Apollo issued to the Banks an aggregate of 42,614,254 warrants to purchase common shares at a price of Cdn. $0.221 per common share, exercisable until December 10, 2012 (the "Bridge Warrants").

Apollo is currently in discussions with the Banks negotiating the terms of the Project Facility.  Closing of the Project Facility is dependent on a number of conditions precedent, completion of negotiations of the definitive documentation and final approvals by the Banks' credit committees, which approvals have not yet been received.  Accordingly, nothing in this press release should be construed as an express or implied commitment on the part of the Banks to provide any additional financing or as a guarantee that Apollo and the Banks will be able to successfully negotiate definitive documentation and complete the Project Facility.

The proposed terms of the Project Facility include:

•	a commitment to lend to Apollo up to US$70 million available for drawdown between closing and June 30, 2009;

•	interest on the outstanding principal amount accruing at a rate equal to LIBOR plus 7% per annum and payable in quarterly installments;

•	Scheduled repayment of the principal amount in unequal amounts commencing September 30, 2009 with the final repayment no later than March 31, 2013;

•
an arrangement fee equal to 5.0% of the facility amount less any undrawn portion of the existing Bridge Facility payable by Apollo to the Banks in cash upon first drawdown under the Project Facility; and

•
the Banks would be issued an aggregate of approximately 36 million warrants ("Additional Warrants") exercisable for a period of 48 months from closing at an exercise price of Cdn. $0.252 in consideration for providing the financing, which Additional Warrants are expected to contain customary anti-dilution provisions in the event of certain corporate reorganizations or issuances of securities by Apollo to all its shareholders.

If the Project Facility is completed, the proceeds would be used to retire the Bridge Facility, to further the development of the Black Fox Project and for up to US $7 million in agreed corporate expenditures.

Under the terms of a previously existing engagement letter between Apollo and Haywood Securities Inc. ("Haywood") pursuant to which Haywood agreed to provide financial advisory services to Apollo, the Project Facility constitutes an "alternative transaction" that requires Apollo to pay certain compensation to Haywood.  Specifically, under the terms of such engagement letter, and if the Project facility is completed, Apollo would be required to compensate Haywood by issuing to it 2,172,840 common shares and 2,567,901 common share purchase warrants exercisable for a two year period at an exercise price of Cdn. $0.256 per share (the "Haywood Securities").  The warrants to be issued to Haywood are expected to contain customary anti-dilution provisions in the event of certain corporate reorganizations or issuances of securities by Apollo to all its shareholders.

As noted above, the completion of the Project Facility is subject to a number of conditions including obtaining any required regulatory approvals including approval of the Toronto Stock Exchange ("TSX") and the NYSE Alternext US.  The issuance of the approximately 36 million Additional Warrants to the Banks on the closing of the Project Facility (representing approximately 16.1% of the 222.86 million currently issued and outstanding common shares of Apollo), together with the 42.6 million Bridge Warrants (representing approximately 19.1% of the 222.86 million currently issued and outstanding common shares of Apollo) and together with the Haywood Securities, would result in the Banks and Haywood being issued securities equal to approximately 37.4% (83.3 million shares) of Apollo’s currently issued and outstanding common shares.  The issuance of the above noted securities will not result in a change in control of the Company.

In addition, as of the date hereof, Macquarie holds 4,000,000 common shares, 21,307,127 Bridge Warrants and 2,000,000 other warrants of Apollo and RMB holds 4,716,800 common shares, 21,307,127 Bridge Warrants and 1,000,000 other warrants.  If all of the Bridge Warrants, Additional Warrants and other warrants held by Macquarie are exercised, Macquarie would hold approximately 47.9 million common shares, representing approximately 17.9% of the then issued and outstanding common shares of Apollo (assuming approximately 266.7 million common shares are issued and outstanding following such exercise by Macquarie).  If all of the Bridge Warrants, Additional Warrants and other warrants held by RMB are exercised, RMB would hold approximately 42.4 million common shares, representing approximately 16.3% of the then issued and outstanding common shares of Apollo (assuming approximately 260.6 million common shares are issued and outstanding following such exercise by RMB).

Under the TSX Company Manual, shareholder approval would be required as a result of the number of common shares issuable upon exercise of the Bridge Warrants, the Additional Warrants and the Haywood Securities, in aggregate being in excess of 25% of the currently issued and outstanding common shares of Apollo.  Apollo has applied to the TSX under the provisions of Section 604(e) of the Company Manual for a financial hardship exemption from securityholder approval requirements.  In this regard, Apollo's board of directors, who are free from any interest in the transactions, are unrelated to the Banks and have authorized such application, have concluded that Apollo is in serious financial difficulty, the Project Facility is designed to improve Apollo's financial situation and this transaction is reasonable for Apollo in the circumstances.  As a consequence of relying upon the financial hardship exemption under Section 604(e) of the TSX Company Manual, the TSX has informed the Company that it will, in the ordinary course, commence a de-listing review.  The Company believes that, upon completion of the Project Facility, it will be in compliance with all of the TSX continued listing requirements.

Assuming Apollo is able to satisfy various conditions and successfully negotiate definitive documentation and that the TSX grants the financial hardship exemption discussed above, Apollo and the Banks would be in a position to finalize the overall Project Facility on or about February 20, 2009.

R. David Russell, President and CEO of Apollo, said "We have worked long and hard at progressing our Black Fox Project to production.  At this time, progress at the site is on track and we continue to anticipate mill start up in April 2009.  The Project Facility is the last piece of the puzzle.  I believe it is essential to complete this financing for the benefit of Company and its shareholders."

Cautionary Note to Investors

The completion of the Project Facility is subject to a number of conditions, many of which are beyond Apollo’s control (including, as noted above, approval from the Banks’ credit committees).  In addition, if the TSX does not grant Apollo a financial hardship exemption from the shareholder approval requirements of the TSX Company Manual, the completion of the Project Facility would be substantially delayed and there can be no assurance that the Banks would be willing to enter into such a facility at such time and there can be no assurance that Apollo will be able to successfully complete the Project Facility on the terms outlined above, or at all.

Apollo Gold Corporation

Apollo is a gold mining and exploration company which operates the Montana Tunnels Mine, which is a 50% joint venture with Elkhorn Tunnels, LLC, in Montana, the Black Fox development project in Ontario, Canada, and the Huizopa project, an early stage exploration project in the Sierra Madres in Chihuahua, Mexico.

Contact Information:
Investor Relations – Marlene Matsuoka
Phone: 720-886-9656 Ext. 217                                                                      Toll Free: 1-877-465-3484
E-mail: info@apollogold.com                                                                      Website: www.apollogold.com

 FORWARD-LOOKING STATEMENTS

This press release includes "Forward-Looking Statements" within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended.   Forward-looking statements can be identified by the use of words such as "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "continues," or the negative of such terms, or other comparable terminology.  All statements regarding the proposed terms, timing, use of proceeds and completion of the Project Facility for Black Fox, Apollo’s future compliance with TSX continued listing requirements and the timing of commencement of production at Black Fox are forward-looking statements that involve various risks and uncertainties.  There is no assurance that the Project Facility will be completed or  that commencement of production at Black Fox will occur on the schedule set forth in this press release or at all.  There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.  Important factors that could cause actual results to differ materially from these forward-looking statements include:  global economic factors, which may affect the availability and cost of financing; results of due diligence reviews by financing parties; unforeseen obstacles in the glacial till removal; increases in anticipated cash costs, operating costs, mining costs, capital expenditures and other costs; delays in obtaining equipment; decreases in anticipated plant gold recoveries and gold prices, delays or problems in construction and start-up; variations in ore grade; mining or processing problems or issues; the inability of Apollo to meet certain conditions required by the Banks under the Project Facility and other factors disclosed under the heading "Risk Factors" and elsewhere in Apollo documents filed from time to time with the Toronto Stock Exchange, the NYSE Alternext, the United States Securities and Exchange Commission and other regulatory authorities.  All forward-looking statements included in this press release are based on information available to Apollo on the date hereof.  Apollo assumes no obligation to update any forward-looking statements.